Exhibit 3.1

HOMEAWAY, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

HomeAway, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The name of the Corporation is HomeAway, Inc. The original Certificate of Incorporation was filed with the Delaware Secretary of State on April 6, 2004, under the name CEH Holdings, Inc.

B. This Amended and Restated Certificate of Incorporation (the “Restated Certificate”) was duly adopted by the Corporation’s directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law (the “DGCL”).

C. This Restated Certificate restates, integrates and amends the provisions of the Certificate of Incorporation of this Corporation, as heretofore amended.

D. The text of the Certificate of Incorporation, as heretofore amended, is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of this Corporation is HomeAway, Inc.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808. The name of its registered agent at such address is the Corporation Service Company.

ARTICLE IV

This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that this Corporation shall have authority to issue is 158,000,000. The total number of shares of Common Stock this Corporation shall have authority to issue is 89,163,858 with a par value of $0.0001 per share. The total number of shares of Preferred Stock this Corporation shall have authority to issue is 68,836,142 with a par value of $0.0001 per share, 28,780,925 of which shall be designated Series A Preferred Stock, 3,550,000 of which shall be designated Series B Preferred Stock, 21,200,000 of which shall be designated Series C Preferred Stock and 15,305,217 of which shall be designated as Series D Preferred Stock.

The relative rights, preferences, privileges, limitations and restrictions granted to or imposed on the respective classes and series of the shares of capital stock or the holders thereof are as follows:

4.1 Dividends.

The holders of the Junior Preferred Stock shall be entitled to receive dividends, on a pari passu basis, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (“Common Stock Equivalents”)) on the Corporation’s Common Stock at the rate of $0.112 per share of Series A Preferred Stock (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share) per annum, $0.16 per share of Series B Preferred Stock (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share) per annum, $0.40 per share of Series C Preferred Stock (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share) per annum. The right to receive dividends on a share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be cumulative and shall accrue on a daily basis from and after the date on which the Company issues such share. The holders of the Series D Preferred Stock shall be entitled to receive dividends out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or Common Stock Equivalents) on the Corporation’s Common Stock and such dividends shall not be cumulative. No dividends shall be declared or paid, other than dividends payable solely in shares of Common Stock, and no distribution shall be made, on any shares of Common Stock, whether or not declared and whether or not there are profits, surpluses or other assets available for such dividends, unless all dividends declared or accrued but unpaid on any series of Preferred Stock have been paid or set apart for payment. The holders of the Series C Preferred Stock and Series D Preferred Stock shall also be entitled to receive, on a pari passu basis with the holders of the Corporation’s Common Stock (on an as-converted to Common Stock basis), out of any assets legally available therefor, all dividends declared on the Corporation’s Common Stock (other than a dividend on the Common Stock payable solely in shares of Common Stock).

4.2 Liquidation Preference.

(A) Preferred Stock Preference.

(1) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution or setting aside of any of the Corporation’s assets or surplus funds to the holders of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock (collectively, the “Junior Preferred Stock”) and Common Stock by reason of their ownership thereof, an amount per share equal to (A) the amount determined by dividing the aggregate amount of all Losses (as defined in that certain Series D Preferred Stock Purchase Agreement by and between the Corporation and the other parties identified therein dated on or about October 23, 2008 (the “Series D Agreement”) finally determined to be payable by the Corporation as set forth in the Series D Agreement that has not previously been paid by the total number of shares of Series D Preferred Stock then outstanding (the “Loss Amount”), plus (B) the Series D Initial Liquidation Amount. The “Series D Initial Liquidation Amount” means the greater of (i) $16.3343 per share of Series D Preferred Stock (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share) (the “Series D Original Issue Price”) held by such holder, plus an additional amount equal to any dividends declared but unpaid on each such share (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share), if any, or (ii) an amount per share of Series D Preferred Stock held by such holder which such holder would receive in respect of shares of Common Stock issued or issuable upon conversion of such share of Series D Preferred Stock assuming such holder had converted (without requiring such holder to actually convert) such share of Series D Preferred Stock into shares of Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation at the then effective Conversion Price for such share of Series D Preferred Stock. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock in proportion to the full amounts to which they would otherwise be entitled in respect thereof.

(2) Upon completion of the distribution required by Section 4.2(A)(1), the holders of Series D Preferred Stock and Junior Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the Corporation’s assets or surplus funds to the holders of the Corporation’s Common Stock by reason of their ownership thereof, (i) an amount equal to $1.40 per share of Series A Preferred Stock (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share) (the “Series A Original Issue Price”) held by such holder, plus an additional amount equal to any dividends declared or accrued but unpaid on each such share (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share), with such dividends to be paid in cash except as set forth in Section 4.2(C), (ii) an amount equal to $2.00 per share of Series B Preferred Stock (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share) (the “Series B Original Issue Price”) held by such holder, plus an additional amount equal to any dividends declared or accrued but unpaid on each such share (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share), with such dividends to be paid in cash except as set forth in Section 4.2(C), (iii) an amount equal to $5.00 per share of Series C Preferred Stock (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share) (the “Series C Original Issue Price”) held by such holder, plus an additional amount equal to any dividends declared or accrued but unpaid on each such share (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share), with such dividends to be paid in cash except as set forth in Section 4.2(C), and (iv) an amount per share of Series D Preferred Stock held by such holder equal to the Minimum Series D Return less the Series D Initial Liquidation Amount; provided, however, that to the extent that the Series D Initial Liquidation Amount is greater than the Minimum Series D

Return, then the holders of Series D Preferred Stock shall not be entitled to receive any distributions pursuant to this Section 4.2(A)(2). For purposes of this Section 4.2(A)(2), “Minimum Series D Return” shall mean an amount equal to (i) if the liquidation, dissolution or winding up of the Corporation is consummated prior to the two-year anniversary of the first date on which the Corporation issues shares of its Series D Preferred Stock (the “Series D Original Issue Date”) $21.2346 (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share), or (ii) if the liquidation, dissolution or winding up of the Corporation is consummated on or after the two-year anniversary of the Series D Original Issue Date, the lesser of (x) an amount which would result in an Internal Rate of Return (calculated as set forth below) as of the date of the distribution required by this Section 4.2(A)(2) with respect to one share of Series D Preferred Stock equal to fourteen percent (14%), and (y) $26.6249 (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share). If, upon such liquidation, dissolution or winding up, the assets and funds distributed are insufficient to permit the payment to each holder of Preferred Stock of the full aforesaid preferential amounts, the entire assets and funds legally available for distribution shall be distributed ratably among the holders of the Preferred Stock, on a pari passu basis, in proportion to the full amounts to which they would otherwise be entitled pursuant to this Section 4.2(A)(2). The Series A Original Issue Price, Series B Original Issue Price, the Series C Original Issue Price and the Series D Original Issue Price are each sometimes referred to herein as the “Original Issue Price.”

The term “Internal Rate of Return” shall be calculated using the following formula:

IRR = (FV/PV)(1/n)-1, where

“FV” equals the cash amount or fair market value of assets as determined as described in Section 4.2(C)(2) distributed to a holder of a share of Series D Preferred Stock pursuant to a liquidation, dissolution or winding up of the Corporation as required by this Section 4.2 (excluding for purposes of such calculation any cash or assets distributed in satisfaction of Losses pursuant to Section 4.2(A)(1)(A));

“PV” equals the Series D Original Issue Price; and

“n” equals the quotient of (A) the number of days from the Series D Original Issue Date to the date that a holder of a share of Series D Preferred Stock actually receives a distribution pursuant to a liquidation, dissolution or winding up of the Corporation as required by this Section 4.2 divided by (B) three hundred sixty-five (365).

(B) Remaining Assets. Upon the completion of the distribution required by subsection (A)(2) of this Section 4.2, the Corporation’s remaining assets or funds available for distribution to stockholders, if any, shall be distributed ratably to the holders of Common Stock and Series C Preferred Stock based on the number of shares of Common Stock (assuming full conversion of all such shares of Series C Preferred Stock) held by each such holder.

(C) Deemed Liquidation. (1) Unless otherwise determined by the holders of at least seventy percent (70%) of the Preferred Stock (voting together as a single class) then outstanding, for the purposes of this Section 4.2, a liquidation, dissolution or winding up of the Corporation shall be deemed to include (W) the acquisition of the Corporation by any person or entity (or group of persons or entities) by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, but excluding any transaction effected primarily for the purpose of changing the Corporation’s jurisdiction of incorporation), unless the Corporation’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions hold at least a majority of the voting power of the surviving or acquiring entity in substantially the same proportions as immediately prior to such transaction or related transactions, (X) the acquisition of one or more direct or indirect subsidiaries of the Corporation, the assets of which subsidiary or subsidiaries (including without limitation, the capital stock of such subsidiary or subsidiaries) constitute all or substantially all of the assets of the Corporation (determined on a consolidated basis with all of the Corporation’s direct and indirect subsidiaries) by any person or entity (or group of persons or entities) by means of any transaction or series of related transactions (except a merger or consolidation of such subsidiary or subsidiaries (i) in which (x) the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the voting power of the capital stock of the Corporation in substantially the same proportions as immediately prior to such transaction or related transactions and (y) the surviving or acquiring entity in such merger or consolidation is a wholly owned direct or indirect subsidiary of the Corporation or (ii) a merger or consolidation of a wholly owned direct or indirect subsidiary of the Corporation with the Corporation or another such wholly owned direct or indirect subsidiary), or (Y) a sale, lease, exclusive license or other disposition in one or a series of related transactions of all or substantially all of (i) the assets or intellectual property of the Corporation or (ii) the assets or intellectual property of one or more direct or indirect subsidiaries of the Corporation (determined on a consolidated basis with all of the Corporation’s direct and indirect subsidiaries) or (Z) the closing of the transfer (whether by merger, consolidation or otherwise) in one transaction or series of related transactions to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities or TCV VII, L.P. and/or its affiliates) of the Corporation’s securities if, after such closing, such person or group of affiliated persons would hold fifty percent (50%) or more of the outstanding voting stock of the Corporation (or the surviving or acquiring entity); provided, however, that payments made to holders of the Preferred Stock pursuant to this Section 4.2(C) shall be payable from the proceeds received by the Corporation, whether in cash, assets or any combination thereof, in connection with such transaction; provided, further, however, that to the extent the aggregate amount to be received by the holders of Series D Preferred Stock in such transaction or series of related transactions as a result of any such determination by the holders of at least seventy percent (70%) of the Preferred Stock (voting together as a single class) then outstanding is less than the aggregate amount that, or of a different type of consideration than, such holders of Series D Preferred Stock would receive had no such determination by the holders of Preferred Stock been made, then such determination also shall require the approval of the holders of at least a majority of the outstanding shares of Series D Preferred Stock (voting together as a separate series) then outstanding.

(2) If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by a majority of the entire Board of Directors of the Corporation; provided, however, any publicly traded securities shall be valued as follows:

(a) if the securities are then traded on a national securities exchange or on a national quotation system similar to the Nasdaq Stock Market prior to becoming an exchange, then the value of the securities shall be deemed to be to the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the distribution; and

(b) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the distribution.

(3) In the event the requirements of this Section 4.2 are not complied with, the Corporation shall forthwith either:

(a) cause such closing to be postponed until such time as the requirements of this Section 4.2 have been complied with, or

(b) cancel such transaction, in which event the rights, preferences, privileges and restrictions of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 4.2(C)(4).

(4) The Corporation shall give each holder of record of Preferred Stock written notice of a transaction described in Section 4.2(C)(1) not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 4.2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, subject to compliance with the DGCL, that such periods may be shortened or such notice requirements waived entirely, either prospectively or retroactively and either generally or in a particular instance, upon the written consent or vote of the holders of at least seventy percent (70%) of the shares of Preferred Stock then outstanding (voting together as a single class).

4.3 Conversion. The holders of the Preferred Stock have conversion rights as follows:

(A) Right to Convert. Each share of Series C Preferred Stock and Series D Preferred Stock shall be convertible at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the fifth day prior to the Redemption Date for such series, if any, as may have been fixed in any Redemption Notice with respect to the Preferred Stock, at the office of the Corporation or any transfer agent for the Series C Preferred Stock and Series D Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price, determined as hereinafter provided, in effect at the time of the conversion (the “Conversion Rate”). The initial “Conversion Price” per share for the Series C Preferred Stock shall be the Series C Original Issue Price and the initial “Conversion Price” per share for the Series D Preferred Stock shall be the Series D Original Issue Price. The initial Conversion Price of each of the Series C Preferred Stock and Series D Preferred Stock shall be subject to adjustment as provided in subsection (D) of this Section 4.3. Neither the Series A Preferred Stock nor the Series B Preferred Stock shall be convertible, into Common Stock or otherwise.

(B) Automatic Conversion. Each share of Series C Preferred Stock and Series D Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock at the then effective Conversion Rate applicable to such share immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 or SB-2 under the Securities Act of 1933, as amended (the “Securities Act”), or any similar or replacement forms that may be promulgated in the future, covering the offer and sale of Common Stock to the public in which the aggregate gross proceeds raised are at least $75,000,000 (a “Qualified IPO”). Each share of Series D Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock at its then effective Conversion Rate upon the vote or receipt by the Corporation of a written request for such conversion from the holders of at least a majority of the Series D Preferred Stock then outstanding (voting as a single class), or, if later, the effective date for conversion specified by such vote or in such requests.

(C) Mechanics of Conversion.

(1) Before any holder of Series C Preferred Stock or Series D Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 4.3(A) above, such holder shall surrender the certificate or certificates therefor, duly endorsed, or notify the Corporation and its transfer agent that such certificate or certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation and its transfer agent to indemnify the Corporation and its transfer agent from any loss incurred by them in connection with such certificates, at the office of the Corporation or of any transfer agent for such Series C Preferred Stock or Series D Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series C Preferred Stock or Series D Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that on the date of a Qualified IPO, the outstanding shares of Series C Preferred Stock and Series D Preferred Stock shall be converted automatically without any further action by the holders of such shares and each holder of record of shares of Series C Preferred Stock or Series D Preferred Stock shall be deemed on such date to be the holder of record of the Common Stock issuable upon such conversion, whether or not (i) the certificates representing such shares are surrendered to the Corporation or its transfer agent, (ii) notice from the Corporation shall have been received by any holder of record of shares of Series C Preferred Stock or Series D Preferred Stock, or (iii) the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Qualified IPO unless either the certificates evidencing such shares of Series C Preferred Stock or Series D Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation and its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation and its transfer agent to indemnify the Corporation and its transfer agent from any loss incurred by them in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Series C Preferred Stock or Series D Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, and, (x) in the case of the Series C Preferred Stock, an amount equal to all declared or accrued but unpaid dividends on the converted Series C Preferred Stock (i) in cash or (ii) if determined by the Board of Directors in connection with a Qualified IPO, in such number of fully paid and nonassessable shares of Common Stock as is determined by multiplying the accrued or declared but unpaid dividends on the converted Series C Preferred Stock by a fraction, the numerator of which shall be the applicable Conversion Rate in effect at the time of the conversion and the denominator of which shall be the IPO Price (as defined below), or (y) in the case of the Series D Preferred Stock, an amount equal to all declared but unpaid dividends on the converted Series D Preferred Stock (i) in cash or (ii) if determined by the Board of Directors in connection with an IPO, in such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the declared but unpaid dividends on the converted Series D Preferred Stock by the Series D IPO Price (as defined below).

(2) If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Series C Preferred Stock or Series D Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series C Preferred Stock and Series D Preferred Stock shall not be deemed to have converted such Series C Preferred Stock or Series D Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(D) Adjustment of Conversion Price. The Conversion Price for the Series C Preferred Stock and Series D Preferred Stock shall be subject to adjustment from time to time as follows:

(1) Adjustment of Conversion Price of Series C Preferred Stock. If, in the event of a Qualified IPO, the sum of (i) the public offering price per share (before deduction of any underwriters’ commissions, discounts and offering expenses) for such Qualified IPO (the “IPO Price”) and (ii) the declared or accrued but unpaid dividends per share of the Series C Preferred Stock on the date of such Qualified IPO (such sum, the “IPO Return”) is less than one hundred seventy-five percent (175%) of the Series C Original Issue Price (the “Minimum IPO Price”), then the Conversion Price shall be reduced, immediately prior to the closing of such Qualified IPO, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which is the IPO Return and the denominator of which shall be the Minimum IPO Price.

(2) Special Definition. For purposes of this Section 4.3(D), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4.3(D)(4), deemed to be issued) by the Corporation after the filing of this Restated Certificate, other than issuances or deemed issuances of:

(a) shares of Common Stock to employees, officers, directors, consultants, advisors and other service providers of the Corporation or any subsidiary for the primary purpose of soliciting or retaining their services pursuant to stock grants, agreements, option plans, purchase plans, or other incentive programs or arrangements approved by the Board of Directors;

(b) shares of Common Stock issued upon the exercise or conversion of options or convertible securities outstanding as of the date of the filing of this Restated Certificate;

(c) shares of Common Stock issued upon conversion of or as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to Section 4.3(D)(10), 4.3(D)(11) or 4.3(F) hereof;

(d) shares of Common Stock issued in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act;

(e) shares of Common Stock issued or issuable in connection with a bona fide business acquisition by the Corporation (whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise) of a bona fide commercial business or its assets, provided that such issuances are approved by the Board of Directors;

(f) shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a bona fide equipment lease transaction or bank loan transaction approved by the Board of Directors and other than primarily for equity financing purposes;

(g) shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, joint venture, marketing or other similar agreements or strategic partnerships approved by the Board of Directors;

(h) shares of Common Stock issued for any purpose up to a maximum of 100,000 shares of Common Stock (net of any cancellations, expirations or repurchases and subject to appropriate adjustments for stock splits, stock dividends and combinations); provided that such issuance is not primarily a financing transaction and that such issuance is unanimously approved by the entire Board of Directors; and

(i) any right, option or warrant to acquire any security convertible into or exercisable for the securities listed in clauses (a) through (h) above.

(3) No Adjustment of Conversion Price. No adjustment in the Conversion Price of Series D Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (as determined pursuant to Section 4.3(D)(9)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for the Series D Preferred Stock.

(4) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation, at any time or from time to time after the date of the filing of this Restated Certificate, shall issue any options or convertible securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such options or convertible securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such options or, in the case of convertible securities, the conversion or exchange of such convertible securities or, in the case of options for convertible securities, the exercise of such options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(a) no further adjustment in the Conversion Price of the Series D Preferred Stock shall be made upon the subsequent issue of convertible securities or shares of Common Stock in connection with the exercise of such options or conversion or exchange of such convertible securities;

(b) if such options or convertible securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to recapitalization provisions of such options or convertible securities such as Sections 4.3(D)(10), 4.3(D)(11) and 4.3(F) hereof), the Conversion Price of the Series D Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(c) no readjustment pursuant to clause (5) below shall have the effect of increasing the Conversion Price of the Series D Preferred Stock to an amount above the Conversion Price of the Series D Preferred Stock that would have resulted from any other issuances of Additional Shares of Common Stock and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(d) upon the expiration of any such options or any rights of conversion or exchange under such convertible securities which shall not have been exercised, the Conversion Price of the Series D Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(i) in the case of convertible securities or options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such options or the conversion or exchange of such convertible securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such convertible securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(ii) in the case of options for convertible securities, only the convertible securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4.3(D)(9)) upon the issue of the convertible securities with respect to which such options were actually exercised; and

(e) if such record date shall have been fixed and such options or convertible securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price of the Series D Preferred Stock which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price of the Series D Preferred Stock shall be adjusted pursuant to this paragraph 4.3(D)(4) as of the actual date of their issuance.

(5) Adjustment of Conversion Price of Series D Preferred Stock upon Issuance of Additional Shares of Common Stock.

(a) In the event this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to paragraph 4.3(D)(4)) commencing as of the Series D Original Issue Date and prior to or on the one-year anniversary of the Series D Original Issue Date, without consideration or for a consideration per share less than the Conversion Price of the Series D Preferred Stock in effect on the date of and immediately prior to such issue, then the Conversion Price of the Series D Preferred Stock shall be reduced, concurrently with such issue, to the consideration per share received by this Corporation for such issue or deemed issue of the Additional Shares of Common Stock; provided that, if such issuance or deemed issuance was without consideration, then this Corporation shall be deemed to have received an aggregate of $0.0001 per share consideration for all such Additional Shares of Common Stock issued or deemed to be issued.

(b) In the event the Corporation, at any time or from time to time after the one-year anniversary of the Series D Original Issue Date, without consideration or for a consideration per share less than the Conversion Price of the Series D Preferred Stock in effect on the date of and immediately prior to such issue, then the Conversion Price of the Series D Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest $0.0001)

determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purposes of this Subsection 4.3(D)(5)(b), all shares of Common Stock issuable upon conversion of all outstanding shares of Series C Preferred Stock and Series D Preferred Stock and the exercise and/or conversion of any other outstanding Common Stock Equivalents (assuming the full vesting thereof) shall be deemed to be shares of Common Stock outstanding immediately prior to such issue.

(6) Adjustment of Conversion Price of Series D Preferred Stock upon IPO. If, in the event of a conversion of the Series D Preferred Stock in connection with an initial public offering of the Common Stock (the “IPO”) including, without limitation, pursuant to Section 4.3(B) (any such event, an “IPO Conversion”), the public offering price per share (before deduction of any underwriters’ commissions, discounts and offering expenses) for such IPO (the “Series D IPO Price”) is less than the Minimum Series D Return, then the Conversion Price of the Series D Preferred Stock shall be reduced, immediately prior to the closing of such IPO, to a price (calculated rounding down to the nearest $0.0001) determined by multiplying such Conversion Price by a fraction, the numerator of which is the Series D IPO Price and the denominator of which shall be the Minimum Series D Return. In addition, simultaneously with an IPO Conversion, each such holder of Series D Preferred Stock shall be entitled to receive an amount equal to the Loss Amount (i) in cash or (ii) if determined by the Board of Directors in connection with an IPO, in such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Loss Amount by the Series D IPO Price (the “Loss Conversion Shares”).

(7) Adjustment of Conversion Price of Series D Preferred Stock upon Excess Service Provider Grants. If this Corporation issues or agrees to issue, or is deemed to issue pursuant to Section 4.3(D)(4), more than 3,168,175 shares (exclusive of shares of Common Stock returned following the Series D Original Issue Date to the unallocated pools of shares of Common Stock reserved for issuance pursuant to the Corporation’s stock option plans as a result of cancellations, terminations, lapses or repurchases of shares (or options exercisable therefor) issued thereunder pursunt to the terms of such plans and related stock option agreements) of its Common Stock (as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share) to employees, officers, directors, consultants, advisors, placement agents and other service providers of the Corporation during the eighteen (18) months following the Series D Original Issue Date (each such issuance or deemed issuance, an “Excess Grant”), then upon each such Excess Grant, the Series D Conversion Price will be adjusted such that the ownership interest represented by each share of Series D Preferred Stock immediately prior to the Excess Grant (assuming the conversion of all outstanding shares of Series C Preferred Stock and Series D Preferred Stock into Common Stock and the exercise and/or conversion of any other Common Stock Equivalents (assuming the full vesting thereof) then outstanding immediately prior to the Excess Grant) is equal to the ownership interest represented by each outstanding share of Series D Preferred Stock immediately after such Excess Grant (assuming the conversion of all outstanding shares of Series C Preferred Stock and Series D Preferred Stock into Common Stock and the exercise and/or conversion of any other Common Stock Equivalents

(assuming the full vesting thereof) then outstanding immediately prior to the Excess Grant). Notwithstanding the forgoing, the adjustment provided for in this Section shall not apply to any Excess Grants issued to employees, officers, directors, consultants, advisors, placement agents and other service providers in connection with a bona fide business acquisition of a bona fide commercial business or its assets consummated after the Series D Original Issue Date. Any adjustment pursuant to this Section 4.3(D)(7), will be in lieu of any adjustment pursuant to Section 4.3(D)(5).

(8) No Adjustment of Conversion Price for De Minimis Adjustments. No adjustment in the Conversion Price for the Series C Preferred Stock or Series D Preferred Stock need be made if such adjustment would result in a change in such Conversion Price of less than $0.0001. Any adjustment of less than $0.0001 that is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment that, on a cumulative basis, amounts to an adjustment of $0.0001 or more in such Conversion Price.

(9) Determination of Consideration. For purposes of this subsection 4.3(D), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property. Such consideration shall:

(i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(ii) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to paragraph 4.3(D)(4) shall be determined by dividing:

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such options or convertible securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such options or the conversion or exchange of such convertible securities, or in the case of options for convertible securities, the exercise of such options for convertible securities and the conversion or exchange of such convertible securities, by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such options or the conversion or exchange of such convertible securities.

(10) Subdivisions, etc. In the event this Corporation should at any time or from time to time after the date of filing of this Restated Certificate, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price for the Series C Preferred Stock and Series D Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series C Preferred Stock and Series D Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(11) Combination. If the number of shares of Common Stock outstanding at any time after the date of filing of this Restated Certificate is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price for each of the Series C Preferred Stock and Series D Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Series C Preferred Stock and Series D Preferred Stock, as the case may be, shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.

(E) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons or assets (excluding cash dividends), then, in each such case for the purpose of this subsection (E), the holders of Series C Preferred Stock and Series D Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Series C Preferred Stock and Series D Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(F) Recapitalizations. If there shall be a recapitalization of the Corporation’s Common Stock (other than (x) a subdivision or combination provided for in subsection (D)(10) or (D)(11) of this Section 4.3 or (y) a merger or sale of assets referred to in Section 4.2(C)) provision shall be made so that the holders of Series C Preferred Stock and Series D Preferred Stock shall thereafter be entitled to receive upon conversion of Series C Preferred Stock and Series D Preferred Stock, as the case may be, the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion of the Series C Preferred Stock and Series D Preferred Stock, as the case may be, would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4.3 with respect to the rights of the holders of Series C Preferred Stock and Series D Preferred Stock, as the case may be, after the recapitalization to the end that the provisions of this Section 4.3 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series C Preferred Stock and Series D Preferred Stock, as the case may be) shall be applicable after that event as nearly equivalent as prior to that event as may be practicable.

(G) No Fractional Shares and Certificate as to Adjustment.

(1) No fractional shares shall be issued upon the conversion of any share of Series C Preferred Stock or Series D Preferred Stock and, in lieu of any fractional shares to which any holder of Series C Preferred Stock or Series D Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock on the date of conversion as determined in good faith by the Board of Directors. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series C Preferred Stock or Series D Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(2) Upon the occurrence of each adjustment or readjustment of the Conversion Rate for the Series C Preferred Stock or Series D Preferred Stock pursuant to this Section 4.3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series C Preferred Stock or Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Series C Preferred Stock or Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder’s shares of Series C Preferred Stock or Series D Preferred Stock, as the case may be.

(H) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Series C Preferred Stock or Series D Preferred Stock at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right; provided, however, that, subject to compliance with the DGCL, all notice periods set forth in this subsection (H) may be shortened or such notice requirements waived entirely, either prospectively or retroactively and either generally or in a particular instance, upon the written consent or vote of, with respect to the holders of Series C Preferred Stock, the holders of a majority of the shares of Series C Preferred Stock then outstanding, voting as a separate series, and with respect to the holders of Series D Preferred Stock, the holders of a majority of the shares of Series D Preferred Stock then outstanding, voting as a separate series.

(I) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock and Series D Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred Stock and Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock and Series D Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging its best efforts to obtain the requisite stockholder approval for any necessary amendment to this Restated Certificate.

(J) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of the Series C Preferred Stock or the Series D Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the written consent or vote of (i) with respect to the Series C Preferred Stock, the holders of a majority of the outstanding shares of Series C Preferred Stock, voting as a separate series, or (ii) with respect to the Series D Preferred Stock, the holders of a majority of the outstanding shares of Series D Preferred Stock, voting as a separate series. Any such waiver shall bind all future holders of any shares of Series C Preferred Stock and Series D Preferred Stock, as the case may be.

4.4 Redemption.

(A) Redemption at Option of Holders of Series D Preferred Stock. Unless otherwise prohibited by agreements between the Corporation and its lenders, at any time after the sixth anniversary of Series D Original Issue Date, but within forty-five (45) days after the receipt by this Corporation of a written request from the holders of at least a majority of the shares of then outstanding Series D Preferred Stock (voting together as a single class) that all or, if less than all, a specified percentage of all holders’ respective shares of Series D Preferred Stock be redeemed, and concurrently with surrender by such holders of the certificates representing such shares, this Corporation shall, to the extent it may lawfully do so, redeem in two (2) annual installments (each payment date being referred to herein as a “Series D Redemption Date”) the shares specified in such written request, an amount per share of Series D Preferred Stock equal to (X) the Loss Amount, plus (Y) the greater of (i) the Series D Original Issue Price plus $1.6334 per annum accruing on a daily basis from and after the Series D Original Issue Date through the applicable Series D Redemption Date (in each case, as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share) and (ii) the then fair market value per share of the Series D Preferred Stock (as determined in good faith by the Board of Directors), to be paid in cash (the “Series D Redemption Price”); provided, however, that in the event that the holders of at least a majority of the then outstanding shares of Series D Preferred Stock (voting together as a single class) object in good faith to the determination of fair market value by the Board of Directors, then following the determination of such fair market value (the “Redemption FMV”) by the Board of Directors pursuant to this clause (A), the Board of Directors and the holders of at least a majority of the then outstanding shares of Series D Preferred Stock, within ten (10) days of written notice of such objection by such holders of Series D Preferred Stock, shall each appoint an alternative nationally recognized independent appraiser (each, an “Alternative Appraiser”) who shall each calculate in good faith the Redemption FMV within twenty (20) days of their appointment without applying any minority interest discount or any other discount of any kind. If the Alternative Appraisers agree upon the Redemption FMV, their joint determination shall govern. If said two (2) Alternative Appraisers fail to reach agreement within twenty (20) days of their appointment, the two (2) Alternative Appraisers shall, within ten (10) days following such twenty (20) day period, select a third nationally recognized independent appraiser (the “Final Appraiser”). Such Final Appraiser shall, within twenty (20) days following its appointment, select one of the determinations of the Redemption FMV determined by the two (2) Alternative Appraisers and such selected determination shall govern. All decisions of the Alternative Appraisers or Final Appraiser shall be rendered in writing and shall be signed by such appraiser. The Redemption FMV determined as herein provided shall be conclusive, final and binding on this Corporation and the holders of Series D Preferred Stock and shall be enforceable in any court having jurisdiction over a proceeding brought to seek such enforcement. The cost of the Redemption FMV determination shall not be taken into account in determining the Redemption FMV and shall be borne by the Corporation if the Final Appraiser selects the determination of the Alternative Appraiser selected by the holders of Series D Preferred Stock or pro rata among the holders of Series D Preferred Stock if the Final Appraiser selects the determination of the Alternative Appraiser selected by the Corporation. The number of shares of Series D Preferred Stock that this Corporation shall be required to redeem on each Series D Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of Series D Preferred Stock outstanding immediately prior to any such Series D Redemption Date that are to be redeemed pursuant to this subsection (A) by (ii) the number of remaining Series D Redemption Dates (including the Series D Redemption Date to which such calculation applies). Any redemption effected pursuant to this Section 4.4(A) shall be made on a pro rata basis among the holders of Series D Preferred Stock, on a pari passu basis, in proportion to the full amounts to which they would otherwise be entitled pursuant to this Section 4.4(A). Upon any default in the payment of the Series D Redemption Price at the applicable Series D Redemption Date, the unpaid balance will accrue interest on a daily basis at a rate of fifteen percent (15%) per annum, payable quarterly on the last business day of each calendar quarter.

(B) Redemption at Option of Holders of Junior Preferred Stock. Unless otherwise prohibited by agreements between the Corporation and its lenders, at any time after the fifth anniversary of the date on which the Corporation first issues shares of its Series C Preferred Stock and after the redemption or conversion of all outstanding shares of Series D Preferred Stock, within forty-five (45) days after the receipt by this Corporation of a written request from the holders of at least seventy percent (70%) of the then outstanding Junior Preferred Stock (voting together as a single class) that all or, if less than all, a specified percentage of such holders’ respective shares of Junior Preferred Stock be redeemed, and concurrently with surrender by such holders of the certificates representing such shares, this Corporation shall, to the extent it may lawfully do so, redeem in two (2) annual installments (each payment date being referred to herein as a “Junior Preferred Stock Redemption Date”) the shares specified in such written request, an amount per share of Series A Preferred Stock equal to the Series A Original Issue Price, plus an additional amount equal to any dividends declared or accrued but unpaid on each such share (in each case, as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share), to be paid in cash (the “Series A Redemption Price”), an amount per share of Series B Preferred Stock equal to the Series B Original Issue Price, plus an additional amount equal to any dividends declared or accrued but unpaid on each share (in each case, as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share), to be paid in cash (the “Series B Redemption Price”) and an amount per share of Series C Preferred Stock equal to the Series C Original Issue Price, plus an additional amount equal to any dividends declared or accrued but unpaid on each share (in each case, as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share), to be paid in cash (the “Series C Redemption Price”). The number of shares of Junior Preferred Stock that this Corporation shall be required to redeem on each Junior Preferred Stock Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of each series of Junior Preferred Stock outstanding immediately prior to any such Junior Preferred Stock Redemption Date that have been requested to be redeemed pursuant to this subsection (A) by (ii) the number of remaining Junior Preferred Stock Redemption Dates (including the Junior Preferred Stock Redemption Date to which such calculation applies). Any redemption effected pursuant to this Section 4.4(B) shall be made on a pro rata basis among the holders of Junior Preferred Stock to be redeemed, on a pari passu basis, in proportion to the full amounts to which they would otherwise be entitled pursuant to this Section 4.4(B).

(C) Redemption with Proceeds of Public Offering. Unless otherwise prohibited by agreements between the Corporation and its lenders, in the event of a Public Offering, the Corporation shall redeem any outstanding shares of Series A Preferred Stock and Series B Preferred Stock, on a pari passu basis, at a price per share of Series A Preferred Stock equal to the Series A Original Issue Price plus an additional amount equal to any dividends declared or accrued but unpaid on each such share (in each case, as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share) (the “Series A Public Offering Redemption Price”) and at a price per share of Series B Preferred Stock equal to the Series B Original Issue Price plus an additional amount equal to any dividends declared or accrued but unpaid on each such share (in each case, as adjusted for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event with respect to such share) (the “Series B Public Offering Redemption Price”) within ten (10) days of the closing of such Public Offering (such payment date, and each of the Series D Redemption Date and the Junior Preferred Stock Redemption Date, are referred to herein as a “Redemption Date”). Except as to the shares of Series A Preferred Stock and Series B Preferred Stock so redeemed, redemptions of shares of Series A Preferred Stock and Series B Preferred Stock pursuant to this Section 4.4(C) shall not relieve the Corporation of its obligation to redeem outstanding shares of Series A Preferred Stock and Series B Preferred Stock pursuant to Section 4.4(B) above. For purposes of this Section 4.4(C), “Public Offering” shall mean any offering by the Corporation of its capital stock or equity or debt securities to the public pursuant to an effective registration statement under the Securities Act or any comparable statement under any similar federal statute then in force.

(D) Redemption Procedure. As used in this subsection (D) and in subsections (E) and (F) below, the term “Redemption Price” shall refer to the Series A Redemption Price, the

Series A Public Offering Redemption Price, the Series B Redemption Price, the Series B Public Offering Redemption Price, the Series C Redemption Price or the Series D Redemption Price, as applicable. At least twenty (20) days prior to each Redemption Date, written notice (the “Redemption Notice”) shall be mailed, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder or given by the holder to the Corporation for the purpose of notice or if no such address appears or is given, at the place where the principal executive office of the Corporation is located, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder on the corresponding Redemption Date, the Redemption Price for such shares, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates representing the shares to be redeemed. Except as provided in subsection (E) below, on or after each Redemption Date, each holder of Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the aggregate Redemption Price of the shares to be redeemed on such Redemption Date shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(E) Effect of Redemption. From and after each Redemption Date, unless there shall have been a default in payment of the applicable Redemption Price, all rights of the holders of the shares of Preferred Stock to be redeemed on a Redemption Date (except the right to receive their respective Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption on any Redemption Date are insufficient to redeem the total number of shares requested to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of the Preferred Stock for which redemption was requested. The shares not redeemed shall remain outstanding and be entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares not redeemed, such funds will immediately be set aside for the redemption of the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

(F) Redemption Funding. On or prior to each Redemption Date, the Corporation shall deposit the Redemption Price of all shares of Preferred Stock designated for redemption in the applicable Redemption Notice, and not yet redeemed or converted, with a bank or trust company having aggregate capital and surplus in excess of $10,000,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, the Corporation shall deposit irrevocable instructions and authority to such bank or trust company to pay, on and after the date fixed for redemption or prior thereto, the Redemption Price of the Preferred Stock to be redeemed on such Redemption Date to the holders thereof, upon receipt of notification from the Corporation that such holder has surrendered such holder’s certificates pursuant to subsection (D) above. The balance of any money deposited by the Corporation pursuant to this subsection (F) remaining unclaimed at the expiration of six months following the applicable Redemption Date shall thereafter be returned to the Corporation, provided that the stockholder to which such money would be payable hereunder shall be entitled, upon proof of its ownership of the Preferred Stock and payment of any bond requested by the Corporation, to receive such monies but without interest from the applicable Redemption Date.

4.5 Voting.

(A) General. Except as otherwise provided in this Article IV and as otherwise required by applicable law, the holders of Series C Preferred Stock, the holders of Series D Preferred Stock and the holders of Common Stock shall vote together and not as separate classes, and the Series A Preferred Stock and Series B Preferred Stock shall have no voting rights. Notwithstanding the foregoing, each holder of Preferred Stock shall be entitled to notice of all stockholders meetings at the same time and in the same manner as notice is given to all stockholders entitled to vote at such meetings. Each holder of each share of Common Stock shall be entitled to one vote for each matter on which Common Stock is entitled to vote and each holder of Series C Preferred Stock or Series D Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series C Preferred Stock and Series D Preferred Stock held by such holder could be converted as of the record date. The holders of shares of the Series C Preferred Stock and Series D Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series C Preferred Stock and Series D Preferred Stock held by each holder could be converted), shall be disregarded.

(B) Election of Directors.

(1) So long as any shares of Series A Preferred Stock remain outstanding, the holders of Series A Preferred Stock, voting as a single class, shall be entitled to elect three (3) members of the Corporation’s Board of Directors (each a “Series A Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. So long as any shares of Series C Preferred Stock remain outstanding, the holders of Series C Preferred Stock, voting as a single class, shall be entitled to elect two (2) members to the Corporation’s Board of Directors (each a “Series C Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. So long as any shares of Series D Preferred Stock remain outstanding, the holders of Series D Preferred Stock, voting as a single class, shall be entitled to elect one (1) member to the Corporation’s Board of Directors (a “Series D Director” and each of the Series A Directors, the Series C Directors and the Series D Director, a “Preferred Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of Series C Preferred Stock, Series D Preferred Stock and Common Stock (voting together as a single class on an as-converted to Common Stock basis) shall be entitled to elect the remaining members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.

(2) Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by Section 4.5(B)(1), vacancies and newly created directorships to be elected by such class or classes or series may be filled by at least a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, or, if there is no sole remaining director then in office, by the affirmative vote of the holders of at least a majority of the shares of that class or classes or series.

(3) Any director who was elected by a specified class or classes of stock or series thereof may be removed during such director’s term of office, with or without cause, only by the affirmative vote of the holders of at least a majority of the shares of the class or classes of stock or series thereof that initially elected such director.

(C) Adjustment in Authorized Common Stock. Subject only to such approvals required by Sections 4.6, 4.7, 4.8 and/or 4.9 of this Article IV, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding or reserved for issuance) by an affirmative vote of the holders of a majority of the outstanding shares of Common Stock, Series C Preferred Stock and Series D Preferred Stock (voting together as a single class on an as-converted basis).

4.6 Preferred Stock Protective Provisions. So long as any shares of Series C Preferred Stock or Series D Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least seventy percent (70%) of the Preferred Stock (voting together as a single class) then outstanding (whether by amending this Restated Certificate or by way of merger, consolidation or otherwise):

(A) take any action that would materially and adversely alter or change the powers, preferences or special rights of the shares of any series of Preferred Stock then outstanding;

(B) unless otherwise authorized for issuance prior to the date of this Restated Certificate, authorize or issue any additional shares of any series of Preferred Stock;

(C) authorize or issue any new class or series of equity securities having any preference or priority as to voting, dividends, or distribution of assets upon liquidation, merger or otherwise which is superior to or on a parity with any such preference or priority of any series of Preferred Stock then outstanding;

(D) sell all or substantially all of its or any direct or indirect subsidiary’s assets, or merge itself or any direct or indirect subsidiary into or consolidate with any other entity, or effect any transaction or series of related transactions in which the Corporation’s stockholders as constituted immediately prior to such transaction or series of related transactions own immediately after such transaction or series of related transactions less than fifty percent (50%) of the voting power of the surviving or acquiring entity;

(E) increase or decrease (other than by redemption) the number of authorized shares of Common Stock or Preferred Stock;

(F) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any shares of Common Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this Corporation pursuant to agreements under which this Corporation has the right to repurchase such shares upon the occurrence of certain events, such as the termination of services, (ii) the Corporation’s exercise of its right of first refusal under that certain Amended and Restated Right of First Refusal and Co-Sale Agreement (the “Rights Agreement”) by and among the Corporation, the Founders (as defined in the Rights Agreement) and the Investors (as defined in the Rights Agreement), so long as any such exercise is approved by the Board and (iii) the Stock Repurchase as described in Section 1.3 of the Series D Agreement;

(G) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock; provided, however, that this restriction shall not apply to (i) any redemption in accordance with Section 4.3 of this Article IV or (ii) the Corporation’s exercise of its right of first refusal under the Rights Agreement, so long as any such exercise is approved by the Board;

(H) pay or declare a dividend on any shares of Common Stock (payable other than in Common Stock or Common Stock Equivalents);

(I) permit any direct or indirect subsidiary to issue or sell, or obligate itself to issue or sell, except to the Corporation or any wholly owned subsidiary, any securities of such subsidiary;

(J) increase the number of authorized directors of the Corporation’s Board of Directors to more than nine (9);

(K) amend the Corporation’s Certificate of Incorporation or Bylaws (unless, in the case of the Bylaws, unanimously approved by the Corporation’s Board of Directors);

(L) dissolve, liquidate or wind up this Corporation or any direct or indirect subsidiary (as described in Section 4.2(C)(1));

(M) substantially alter the business of the Corporation or any direct or indirect subsidiary (unless approved by a majority of the entire Board of Directors of the Corporation); or

(N) close a Qualified IPO, unless the IPO Price is at least equal to the Minimum IPO Price.

The provisions of this Section 4.6 shall not limit or restrict any rights which any holder of Preferred Stock may have under the DGCL or elsewhere in this Restated Certificate.

4.7 Series C Preferred Stock Protective Provisions. So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least seventy percent (70%) of the Series C Preferred Stock then outstanding (whether by amending this Restated Certificate or by way of merger, consolidation or otherwise), in addition to any other vote or consent required herein or by law, effect or validate any amendment, alteration or repeal of any provision of the Corporation’s Certificate of Incorporation or Bylaws (including any filing of a Certificate of Designation) that alters or changes the voting, redemption or conversion rights of the Series C Preferred Stock or alters or changes any other rights, powers, preferences, privileges or restrictions of the Series C Preferred Stock.

4.8 Series D Preferred Stock Protective Provisions. So long as any shares of Series D Preferred Stock are outstanding, without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the Series D Preferred Stock then outstanding (whether by amending this Restated Certificate or by way of merger, consolidation or otherwise), in addition to any other vote or consent required herein or by law:

(A) take any action that would adversely alter or change the powers, preferences, voting, conversion rights or special rights, privileges or restrictions of the Series D Preferred Stock, including, without limitation, by amendment or waiver of this Corporation’s Bylaws;

(B) authorize or issue, or obligate itself to issue, any class or series of equity securities (including, without limitation, securities convertible into or exchangeable for equity securities and equity securities issued in connection with debt securities) having any preference or priority as to voting, dividends, or distribution of assets upon liquidation, merger, redemption or otherwise which is superior to or on a parity with any such preference or priority of Series D Preferred Stock;

(C) increase or decrease the number of authorized shares of the Series D Preferred Stock;

(D) pay or declare a dividend or any other distribution on any shares of Common Stock or on any shares of Preferred Stock (payable other than in Common Stock or Common Stock Equivalents) other than those dividends that have accrued on the Junior Preferred Stock as provided in Section 4.1 which are payable upon a liquidation, dissolution or winding up of the Corporation (including a deemed liquidation pursuant to Section 4.2(C)(1)) or a Public Offering in accordance with this Restated Certificate; or

(E) amend the Corporation’s Certificate of Incorporation or Bylaws in a manner that would alter the provisions of this Section 4.8.

4.9 Additional Preferred Stock Protective Provision. So long as any shares of Series D Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least eighty percent (80%) of the Preferred Stock (voting together as a single class) then outstanding (whether by amending this Restated Certificate or by way of merger, consolidation or otherwise), in addition to any other vote or consent required herein or by law, take any action that authorizes, creates or issues equity securities (including, without limitation, securities convertible into or exchangeable for equity securities and equity securities issued in connection with debt securities) having rights, privileges, or preferences as to voting, dividends, redemption or distribution of assets upon liquidation, merger or otherwise on parity with the Series D Preferred Stock.

4.10 No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued and all such shares so redeemed, purchased, converted or otherwise shall, upon such redemption, purchase, conversion or otherwise cease to be a part of the Corporation’s authorized stock. The Corporation’s Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized stock.

4.11 Notices. Any notice required by the provisions of Sections 4.2, 4.3, 4.4 and 4.5 to be given to the holders of shares of any series of Preferred Stock shall be in writing and shall be delivered personally by hand or by nationally recognized overnight courier service for next day delivery, freight prepaid, mailed by United States registered or certified mail, postage prepaid, sent by facsimile or electronic mail directed to each holder of record at such holder’s address, facsimile number and/or electronic mail address appearing on the Corporation’s books. Any such notice shall be effective or deemed effective upon the earliest of (a) actual receipt, or (b) (i) one (1) business day after delivery by confirmed facsimile or electronic mail transmission, (ii) one (1) business day after the business day of deposit with a nationally recognized overnight courier service for next day delivery, freight prepaid, or (iii) three (3) business days after deposit with the United States Post Office for delivery by registered or certified mail, postage prepaid.

ARTICLE V

Except as may otherwise be provided in this Restated Certificate, in furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Corporation’s Board of Directors is expressly authorized to make, alter, amend or repeal the Corporation’s Bylaws.

ARTICLE VI

Elections of directors need not be by written ballot unless the Corporation’s Bylaws shall so provide.

ARTICLE VII

7.1 Limitation of Director’s Liability. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

7.2 Indemnification of Directors and Officers. To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of, and advancement of expenses to, directors, officers, employees and other agents of this Corporation and any other persons to which the DGCL permits this Corporation to provide indemnification.

7.3 Repeal or Modification. Any repeal or modification of this Article VII, by amendment of this Article VII or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent of this Corporation existing at the time of, or increase the liability of any such person with respect to any acts or omissions in their capacity as a director, officer, employee, or other agent of the Corporation occurring prior to, such repeal or modification.

ARTICLE VIII

Subject to Section 4.6 of Article IV, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer on October 23, 2008.

HomeAway, Inc.

By:	/s/ Brian Sharples
Brian Sharples, Chief Executive Officer

HOMEAWAY, INC.

SIGNATURE PAGE TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION